EXHIBIT 10.1


	LOAN AND SECURITY AGREEMENT


	by and between


	AMERITEL COMMUNICATIONS, INC.


	and


	FOOTHILL CAPITAL CORPORATION


	Dated as of June 5, 1998







	TABLE OF CONTENTS


	Page(s)

1.	DEFINITIONS AND CONSTRUCTION.	  1
	1.1	Definitions	  1
	1.2	Accounting Terms	 20
	1.3	Code	 21
	1.4	Construction	 21
	1.5	Schedules and Exhibits.	 21

2.	LOAN AND TERMS OF PAYMENT	 21
	2.1	Revolving Advances.	 21
	2.2	Letters of Credit.	 22
	2.3	Term Loans	 24
	2.4	[Intentionally omitted.]	 28
	2.5	Overadvances	 28
	2.6	Interest and Letter of Credit Fees:  Rates, Payments,
and Calculations.	 28
	2.7	Collection of Accounts	 30
	2.8	Crediting Payments; Application of Collections	 30
	2.9	Designated Account.	 31
	2.10	Maintenance of Loan Account; Statements of Obligations.	 31
	2.11	Fees.	 31

3.	CONDITIONS; TERM OF AGREEMENT	 32
	3.1	Conditions Precedent to the Initial Advance, Letter of
Credit, the Term Loan, and the Initial Term Loan.	 32
	3.2	Conditions Precedent to all Advances, all Letters of
Credit, and all Term Loans.	 36
	3.3	Condition Subsequent	 36
	3.4	Term; Automatic Renewal.	 37
	3.5	Effect of Termination.	 37
	3.6	Early Termination by Borrower.	 37
	3.7	Termination Upon Event of Default.	 38

4.	CREATION OF SECURITY INTEREST	 38
	4.1	Grant of Security Interest.	 38
	4.2	Negotiable Collateral.	 38
	4.3	Collection of Accounts, General Intangibles, and
Negotiable Collateral.	 38
	4.4	Delivery of Additional Documentation Required.	 39
	4.5	Power of Attorney.	 39
	4.6	Right to Inspect.	 40

5.	REPRESENTATIONS AND WARRANTIES.	 40
	5.1	No Encumbrances.	 40
	5.2	Eligible Accounts.	 40
	5.3	[Intentionally Omitted.]	 40
	5.4	Equipment	 40
	5.5	Location of Inventory and Equipment.	 40
	5.6	Inventory Records.	 41
	5.7	Location of Chief Executive Office; FEIN.	 41
	5.8	Due Organization and Qualification; Subsidiaries.	 41
	5.9	Due Authorization; No Conflict.	 41
	5.10	Litigation.	 42
	5.11	No Material Adverse Change. 	 42
	5.12	Solvency.	 42
	5.13	Employee Benefits.	 43
	5.14	Environmental Condition.	 43
	5.15	Brokerage Fees.	 43
	5.16	Compliance with Laws.	 43
	5.17	Material Carriers.	 44
	5.18	Payment of Taxes.	 44
	5.19	Special Purpose Holding Company.	 44
	5.20	U.S. Communications.	 44
	5.21	Inactive Subsidiaries.	 44
	5.22	Year 2000 Compliance.	 44

6.	AFFIRMATIVE COVENANTS.	 45
	6.1	Accounting System.	 45
	6.2	Collateral Reporting.	 45
	6.3	Financial Statements, Reports, Certificates.	 46
	6.4	Tax Returns.	 48
	6.5	Guarantor Reports.	 48
	6.6	Returns.	 48
	6.7	Title to Equipment.	 48
	6.8	Maintenance of Equipment.	 48
	6.9	Taxes.	 49
	6.10	Insurance.	 49
	6.11	No Setoffs or Counterclaims.	 50
	6.12	Location of Inventory and Equipment.	 50
	6.13	Compliance with Laws.	 50
	6.14	Employee Benefits.	 51
	6.15	Leases.	 51
	6.16	Brokerage Commissions. 	 52
	6.17	Capital Contributions	 52
	6.18	Maintenance of Billing Cycles	 52
	6.19	Payables	 52
	6.20	Carrier Agreements, and Other Agreements.	 53
	6.21	Year 2000 Compliance.	 53
	6.22	Collateral Access Agreements	 53

7.	NEGATIVE COVENANTS.	 53
	7.1	Indebtedness.	 53
	7.2	Liens.	 54
	7.3	Restrictions on Fundamental Changes.	 54
	7.4	Disposal of Assets.	 54
	7.5	Change Name.	 54
	7.6	Guarantee.	 54
	7.7	Nature of Business.	 54
	7.8	Prepayments and Amendments.	 55
	7.9	Change of Control.	 55
	7.10	Consignments.	 55
	7.11	Distributions.	 55
	7.12	Accounting Methods.	 56
	7.13	Investments.	 56
	7.14	Transactions with Affiliates.	 56
	7.15	Suspension.	 57
	7.16	[Intentionally Omitted.]	 57
	7.17	Use of Proceeds.	 57
	7.18	Change in Location of Chief Executive Office; Inventory
and Equipment with Bailees.	 57
	7.19	No Prohibited Transactions Under ERISA	 57
	7.20	Maximum Eligible Cellular Phone Subscriber Attrition.	 58
	7.21	Conduct of Business.	 58
	7.22	Contracts with Carriers or Other Persons	 58
	7.23	Modification of Customer Agreement	 59

8.	EVENTS OF DEFAULT.	 59

9.	FOOTHILL'S RIGHTS AND REMEDIES.	 63
	9.1	Rights and Remedies.	 63
	9.2	Remedies Cumulative.	 65

10.	TAXES AND EXPENSES	 65

11.	WAIVERS; INDEMNIFICATION	 66
	11.1	Demand; Protest; etc.	 66
	11.2	Foothill's Liability for Collateral.	 66
	11.3	Indemnification.	 66

12.	NOTICES	 67

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.	 68

14.	DESTRUCTION OF BORROWER'S DOCUMENTS	 68

15.	GENERAL PROVISIONS	 69
	15.1	Effectiveness.	 69
	15.2	Successors and Assigns.	 69
	15.3	Section Headings.	 69
	15.4	Interpretation.	 69
	15.5	Severability of Provisions.	 69
	15.6	Amendments in Writing.	 69
	15.7	Counterparts; Telefacsimile Execution.	 69
	15.8	Revival and Reinstatement of Obligations.	 70
	15.9	Integration.	 70
	15.10	Confidentiality	 70



		SCHEDULES AND EXHIBITS

Schedule M-1		Material Carriers
Schedule P-1		Permitted Liens
Schedule 5.8			Capitalization and Organization
Schedule 5.10		Litigation
Schedule 5.13		ERISA Benefit Plans
Schedule 5.18		Delinquent Tax Returns and Taxes
Schedule 5.19		USCI Obligations
Schedule 5.20		U.S. Communications Assets and Liabilities
Schedule 6.12		Location of Inventory and Equipment
Schedule 7.1			Permitted Indebtedness

Exhibit C-1			Form of Compliance Certificate
Exhibit 2.3			Form of Term Loan Request


	LOAN AND SECURITY AGREEMENT


	THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of June 5, 1998, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and AMERITEL COMMUNICATIONS, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 6115A Jimmy Carter Blvd., Norcross, GA 30071.

	The parties agree as follows:

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not defined..  As used in this Agreement, the following terms shall have the following definitions:

			"Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

			"Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the sale or lease of General Intangibles relating to the provision of telecommunications services, or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

			"Advances" has the meaning set forth in Section 2.1(a).

			"Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, is under common control with, or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the Stock having ordinary voting power for the election of directors (or comparable managers) or the direct or indirect power to direct the management and policies of a Person.

			"Agreement" has the meaning set forth in the preamble hereto.

			"Ameritel P.R." means Ameritel Communications of Puerto Rico, Inc., a Puerto Rico corporation.

			"Additional Availability Amount" means the lesser of (a) $750,000 minus $150,000 on the first day of each month after the Closing
Date until exhausted, and (b) 75% of the amount of Accounts due to Borrower from any Account Debtor who has failed to pay such Account within 60 days of invoice date, but less than 90 days of invoice date, and that otherwise meet all other requirements for eligibility under the definition of "Eligible Accounts."

			"Applicable Percentage" means (a) prior to the exhaustion of the Additional Availability Amount, 75%, and (b) from and after the date on which the Additional Availability Amount is equal to zero, 80%.

			"Authorized Person" means any officer or other employee of Borrower.

			"Availability" means, as of any date of determination, the aggregate amount of Advances that Borrower would be entitled to borrow on such date under the terms of this Agreement (including Section 2.1) after taking into account all outstanding Obligations.

			"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended, and any successor statute.

			"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

			"Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

			"Borrower" has the meaning set forth in the preamble to this Agreement.

			"Borrowing Base" has the meaning set forth in Section
2.1(a).

			"Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

			"Business Plan" means Borrower's projected balance sheet, income statement, and statement of cash flows for the prospective period through December 31, 1999, submitted to Foothill prior to the Closing Date in connection with Foothill's extension of financing to Borrower under the terms of this Agreement and, after the delivery thereof, Borrower's most recent projections delivered to Foothill in accordance with the provisions of Section 6.3.

			"Capital Contributions" has the meaning set forth in
Section 6.17.

			"Carrier" means any provider of cellular telecommunications or pager access with whom Borrower from time to time does business.

			"Carrier Agreement" means each contract or agreement in effect between Borrower and a Carrier.

			"Carrier Consent Agreement" means an agreement by a Carrier in favor of Borrower, that is in form and substance satisfactory to Foothill, or that may be assigned to Foothill and is in fact so assigned, and that is in full force and effect, whereby the Carrier consents to the grant of a security interest in favor of Foothill in the Carrier Agreement then in effect between Borrower and the applicable Carrier.

			"Celltech" means Celltech Information Systems, Inc. a
Delaware corporation.

			"Celltech Agreement" means an agreement by Celltech in favor of Borrower, that is in form and substance satisfactory to Foothill, and that is in full force and effect, whereby Celltech consents to the grant of a security interest in favor of Foothill in the agreements then in effect between Borrower and Celltech, and agrees to permit Foothill assume Borrower's rights under any such agreements upon the occurrence of a Default or Event of Default hereunder.

			"Celulares Agreement" means that certain Reseller Agreement dated October 13, 1997 between Ameritel P.R. and Puerto Rico Telephone Company, Celulares Telefonica.

			"Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange
Act of 1934), directly or indirectly, of more than 10% of the total voting power of all classes of Stock then outstanding of Borrower entitled to vote in the election of directors.

			"Closing Date" means the date of the first to occur of the making of the initial Advance, the issuance of the initial Letter of Credit, or the funding of the Initial Term Loan.

			"CMS Notification Letter" means that certain notification letter from Borrower to Cash Management Services, Inc. in form and substance satisfactory to Foothill.

			"Code" means the California Uniform Commercial Code.

			"Collateral" means all of Borrower's right, title and interest in and to each of the following:

			(a)	the Accounts,

			(b)	Borrower's Books,

			(c)	the Equipment,

			(d)	the General Intangibles,

			(e)	the Inventory,

			(f)	the Negotiable Collateral,

			(h)	any money, or other assets of Borrower that now or
hereafter come into the possession, custody, or control of Foothill, and

			(i)	the proceeds and products, whether tangible or
intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral,
Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

			"Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

			"Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

			"Communications Act" means the Communications Act of 1934, as amended, 47 U.S.C. sec. 151 et seq.

			"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Foothill.

			"Consolidated Capital Expenditures" means, as of any date of determination, the aggregate amount of all capital expenditures of USCI and each of its Subsidiaries, that would, on a consolidated basis in accordance with GAAP, be classified on a balance sheet or a statement of cash flows as capital expenditures during the relevant accounting period.

			"Consolidated Current Assets" means, as of any date of determination, the aggregate amount of all current assets of USCI and each of its Subsidiaries, that would, on a consolidated basis in accordance with GAAP, be classified on a balance sheet as current assets.

			"Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of all current liabilities of USCI and each of its Subsidiaries, that would, on a consolidated basis in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all Obligations outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP; provided, however, that Consolidated Current Liabilities shall not include the outstanding amount of any bridge financing received from the issuance of the USCI Unsecured Convertible Notes.

			"Consolidated Pre-Acquisition EBITDA" means, for any applicable period, the aggregate amount of net income (or net loss) of USCI and each of its Subsidiaries, on a consolidated basis, minus the amount of any extraordinary gains for such period, plus the amount of any non-cash expenses associated with the write-down or write-off of any assets of Borrower during such period, plus the sum of (a) interest expense, (b) income tax expense (or credit), (c) depreciation expense, (d) amortization expense, and (e) acquisition and promotional expenses, in each case as determined on a consolidated basis in accordance with GAAP for such period.

			"Consolidated Tangible Net Worth" means, as of any date of determination, the difference of (a) the total Stockholders' equity of USCI and each of its Subsidiaries, plus the aggregate amount of the bridge loans comprised of the USCI Unsecured Convertible Notes; minus (b) the sum of: (i) all Intangible Assets of USCI and each of its Subsidiaries; (ii) all prepaid expenses of USCI and each of its Subsidiaries; and (iii) all amounts due to USCI or Borrower from any other unconsolidated Subsidiary or Affiliate of USCI, in each case as determined on a consolidated basis in accordance with GAAP.

			"Copyright Security Agreement" means a copyright security agreement, in form and substance satisfactory to Foothill, executed and delivered by Borrower to Foothill with respect to the pledge of all copyrights of Borrower to Foothill.

			"Daily Balance" means the amount of an Obligation owed at the end of a given day.

			"deems itself insecure" means that the Person deems itself insecure in accordance with the provisions of Section 1208 of the Code.

			"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

			"Designated Account" means account number 2080000587965 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill.

			"Designated Account Bank" means First Union National Bank, whose office is located at Atlanta, Georgia, and whose ABA number is 061-000-227.

			"Dilution" means, in each case based upon the experience of the immediately prior 90 days, the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising, returns, promotions, credits, or other dilution with respect to the Accounts, by (b) Borrower's Collections (excluding extraordinary items) plus the Dollar amount of clause (a).

			"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce Foothill's advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5.0%.

			"Disbursement Letter" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

			"Dollars or $" means United States dollars.

			"Early Termination Premium" has the meaning set forth in
Section 3.6.

			"Eligible Accounts" means those Accounts created by Borrower in the ordinary course of business, net of unapplied cash, that arise out of Borrower's sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

			(a)	Accounts that the Account Debtor has failed to pay
within 60 days of invoice date;

			(b)	Accounts owed by an Account Debtor or its
Affiliates where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

			(c)	Accounts with respect to which the Account Debtor
is an employee, Affiliate, or agent of Borrower;

			(d)	Accounts with respect to which goods are placed on
consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

			(e)	Accounts that are not payable in Dollars or with
respect to which the Account Debtor: (i) does not maintain its residence or chief executive office in the United States, or (ii) is not an individual and is not organized under the laws of the United States or any State thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (w) the Account is supported by an irrevocable letter of credit satisfactory to Foothill (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Foothill and is directly drawable by Foothill, (y) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (z) the Account is due from an Account Debtor whose residence or chief executive office is located in Puerto Rico and meets all other requirements for eligibility hereunder;

			(f)	Accounts with respect to which the Account Debtor
is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 sec. 3727), or (ii) any State of the United States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

			(g)	Accounts with respect to which the Account Debtor
has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account, to the extent of such right of set off, dispute, or claim;

			(h)	Accounts with respect to which the Account Debtor
has made any deposit with Borrower, to the extent of such deposit;

			(i)	Accounts with respect to an Account Debtor whose
total obligations owing to Borrower exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

			(j)	Accounts with respect to which the Account Debtor
is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

			(k)	Accounts the collection of which Foothill, in its
reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

			(l) Accounts with respect to which any goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor, any General Intangibles relating to the provision of telecommunications services giving rise to such Account have not been provided to and accepted, consumed, or utilized by the Account Debtor, or the Account otherwise does not represent a final sale;

			(m)	Accounts arising as a result of the provision of
telecommunication services performed and accepted, consumed, or utilized by an Account Debtor that have not been billed to such Account Debtor;

			(n)	Accounts with respect to which the Account Debtor
is located in the states of New Jersey, Minnesota, Indiana, or West
Virginia (or any other state that requires a creditor to file a Business
Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

			(o)	Accounts due from or billed through a call
transaction clearinghouse or a billing and collection clearinghouse that has not executed and delivered, in favor of Foothill, an agreement with respect to the respective rights of any such clearinghouse and Foothill in connection with such Accounts, in form and substance satisfactory to Foothill;

			(p)	Accounts due from any Account Debtor to Ameritel
P.R. or U.S. Communications, provided, that Accounts due to Borrower (as opposed to Ameritel P.R. or U.S. Communications) from any Account Debtor whose residence or chief executive office is located in Puerto Rico and that meet all other requirements for eligibility hereunder shall not be rendered ineligible by this clause (p);

			(q)	Accounts with respect to which as of any date of
determination Borrower has received but not yet applied Collections to reduce the outstanding balance thereof, to the extent of such Collections received but not yet applied;

			(r)	Accounts that represent progress payments or other
advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

			"Eligible Cellular Phone Subscribers" means, as of any date of determination, each current subscriber to Borrower's cellular telecommunications services, who has entered into a contract with Borrower for the provision of such services and such contract remains in full force and effect as of any such date of determination, and who (a) has not delivered any notice to Borrower that such Account Debtor shall discontinue such subscription, or (b) has not failed to pay any Accounts due to Borrower within 90 days of invoice date; provided however, that any such subscriber who has asserted a Permitted Subscriber Protest with respect to the portion of an Account owned by such subscriber that is 90 days or more past due shall remain an Eligible Cellular Phone Subscriber. Anything in the foregoing to the contrary notwithstanding, (i) Eligible Cellular Phone Subscribers shall not include any subscribers to Borrower's pager services who are not also subscribers to Borrower's cellular telephone services, and
(ii) at all times there shall be deducted from the numbers of subscribers who otherwise would be Eligible Cellular Phone Subscriber a reserve equal to 1,000 subscribers, representing an estimate of potentially unbillable subscribers, or such other number of subscribers as determined by Foothill in its credit judgment from time to time after the Closing Date.

			"Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

			"ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

			"ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

			"ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA,
(f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under
Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

			"Event of Default" has the meaning set forth in Section
8.

			"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

			"Facility Usage" means, as of any date of determination, the sum of (a) the Revolving Facility Usage, plus (b) the Letter of Credit Usage, plus (c) the aggregate amount of all Term Loans made prior to any such date of determination.

			"FCC" means the Federal Communications Commission or any governmental body or agency succeeding to the functions thereof.

			"FCC Rules" means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions issued pursuant to the adoption of such regulations.

			"FEIN" means Federal Employer Identification Number.

			"Foothill" has the meaning set forth in the preamble to this Agreement.

			"Foothill Account" has the meaning set forth in Section
2.7.

			"Foothill Expenses" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate surveys, real estate title policies and endorsements, and environmental audits; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

			"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

			"General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

			"Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

			"Governmental Authority" shall mean any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

			"Guaranties" means a General Continuing Guaranty, executed by each of the Guarantors in favor of Foothill, in form and substance satisfactory to Foothill.

			"Guarantors" means USCI, U.S. Communications, and
Ameritel P.R.

			"Guarantor Security Agreements" means a Security Agreement, executed by each of the Guarantors in favor of Foothill, in form and substance satisfactory to Foothill.

			"Guarantor Stock Pledge Agreement" means stock pledge agreement, in form and substance satisfactory to Foothill, executed and delivered by USCI to Foothill, with respect to the pledge of the capital Stock of each of USCI's Subsidiaries to Foothill.

			"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

			"Incremental Eligible Cellular Phone Subscribers" means, as of the date of any Term Loan request made subsequent to the Initial Term Loan, the number of Eligible Cellular Phone Subscribers that have entered into contracts with Borrower since the date of the last measurement of the number of such Eligible Cellular Phone Subscribers made in connection with the making of the preceding Term Loan, less the aggregate number of cellular phone subscribers who have cancelled (or allowed to lapse) their subscriptions to Borrower's cellular telephone services, or whose subscriptions to such services have been terminated by Borrower for non-payment or any other reason, since the date of the last measurement of the number of such Eligible Cellular Phone Subscribers made in connection with the making of the preceding Term Loan.

Note, the following are manually numbered items, and as such will require adjustment if altered.

			"Inactive Subsidiaries" means (a) Ameritel P.R., (b) Blue Chip Marketing, Inc., a Delaware corporation, (c) Interactive Display Technologies, Inc., a Delaware corporation, (d) International Cellular Communications, Ltd., a Delaware corporation, (e) U.S. Paging Services,
Inc., a Delaware corporation, (f) U.S. Personal Communications, Inc., a
Delaware corporation, and (g) Wireless Communication Centers, Inc., a
Delaware corporation.

			"Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee
(whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

			"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

			"Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

			"Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

			"Investment Property" means "investment property" as that term is defined in Section 9115 of the Code.

			"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

			"Key Management" means, Mr. Bruce A. Hahn, Mr. Mario Martinez, and Mr. Robert Kostrinsky

			"L/C" has the meaning set forth in Section 2.2(a).

			"L/C Guaranty" has the meaning set forth in Section
2.2(a).

			"Legal Requirements" means all applicable international, foreign, federal, state, and local laws, judgments, decrees, orders, statutes, ordinances, rules, regulations, or Permits, including the Communications Act and all orders issued and regulations promulgated under the Communications Act.

			"Letter of Credit" means an L/C or an L/C Guaranty, as the context requires.

			"Letter of Credit Usage" means the sum of (a) the undrawn amount of outstanding Letters of Credit plus (b) the amount of unreimbursed drawings under Letters of Credit.

			"License Agreement" means a License Agreement, in form and substance satisfactory to Foothill, executed and delivered by Borrower to Foothill.

			"Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

			"Loan Account" has the meaning set forth in Section 2.10.

			"Loan Documents" means this Agreement, the Disbursement Letter, the Letters of Credit, the Lockbox Agreements, the Copyright
Security Agreement, the Trademark Security Agreement, the License
Agreement, the Side Letter Agreement, the Guaranties, the Guarantor
Security Agreements, the Guarantor Stock Pledge Agreement, any note or notes executed by Borrower and payable to Foothill, the RadioShack Subordination Agreement, the Celltech Agreement, the Carrier Consent Agreements, and any other agreement entered into, now or in the future, in connection with this Agreement.

			"Lockbox Account" shall mean a depositary account established pursuant to one of the Lockbox Agreements.

			"Lockbox Agreements" means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

			"Lockbox Banks" means First Union National Bank.

			"Lockboxes" has the meaning set forth in Section 2.7.

			"Market Price" means, with respect to shares of Stock of USCI consisting of common stock, as of any date of determination the greater of (a) the average of the last reported closing bid and asked prices on any national securities exchange or the Nasdaq National Market or Nasdaq SmallCap Market as of the end of the Business Day immediately preceding such date of determination, (b) one tenth of the sum of the average of the reported closing bid and asked prices on any national securities exchange or the Nasdaq National Market or Nasdaq SmallCap Market for each the 10 business days immediately preceding such date of determination, and (c) if not listed on a national securities exchange or quoted on Nasdaq, the average of the last reported closing bid and asked prices as reported in the "pink sheets" or other standard compilation of quotations by market makers in the over-the-counter market.

			"Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

			"Material Carriers" means the Carriers identified on Schedule M-1.

			"Maximum Amount" means $20,000,000.

			"Merger" means the merger of Ameritel P.R. with and into Borrower, with Borrower as the surviving entity in such merger.

			"Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

			"Negotiable Collateral" means all of a Person's present and future letters of credit, notes, drafts, instruments, Investment
Property, documents, personal property leases (wherein such Person is the lessor), chattel paper, and Books relating to any of the foregoing.

			"Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early
Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

			"OfficeMax Agreement" means that certain agreement, dated as of January 26, 1993, as amended from time to time thereafter, between U.S. Communications and OfficeMax.

			"Orderly Liquidation Value" means, (a) as of the Closing Date, an amount equal to $400 with respect to each Eligible Cellular Phone Subscriber, and (b) thereafter, such amount with respect to each Eligible Cellular Phone Subscriber as shall be determined by periodic appraisals and examinations of the Collateral, as applicable, conducted by Foothill from time to time subsequent to the Closing Date pursuant to the provisions of this Agreement.

			"Overadvance" has the meaning set forth in Section 2.5.

			"Participant" means any Person to which Foothill has sold a participation interest in its rights under the Loan Documents.

			"PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

			"Permitted Celltech Dispute" means one or more good faith disputes, in an amount not to exceed $50,000 in the aggregate at any one time, initiated by Borrower with respect to amounts due to Celltech in connection with any agreement entered into between Borrower and Celltech for the provision of billing services to Borrower by Celltech.

			"Permitted Liens" means (a) Liens held by Foothill,
(b) Liens for unpaid taxes that either (i) are not yet due and payable or
(ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) Liens granted to RadioShack to the extent contemplated by the RadioShack Subordination Agreement and so long as they have been subordinated to Foothill pursuant to the RadioShack Subordination Agreement, (e) (i) the interests of lessors under operating leases, and (ii) purchase money Liens and the interests of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is not an Event of Default under
Section 8.15 and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (i) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (j) Liens of or resulting from any judgment or award that reasonably could not be expected to result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (k) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower.

			"Permitted Protest" means the right of Borrower to protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

			"Permitted Subscriber Protest" means a good faith dispute made by any Account Debtor who is a current subscriber to Borrower's cellular telephone services with respect to the Account of such Account Debtor.

			"Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

			"Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

			"RadioShack" means RadioShack, a division of Tandy Corporation, a Delaware corporation.

			"RadioShack Agreements" means (a) that certain Forbearance Agreement, dated as of May 13, 1998, between Borrower and RadioShack, (b) that certain Cellular Radiotelephone Service Referral Agreement, dated as of October 1, 1997, and (c) the RadioShack Side Letter Agreement, as the same may from time to time be amended, modified, renewed, extended or restated.

			"RadioShack Side Letter Agreement" means that certain side letter agreement between RadioShack and USCI, in form and substance satisfactory to Foothill.

			"RadioShack Subordination Agreement" shall mean a subordination agreement in form and substance satisfactory to Foothill, executed and delivered by RadioShack with respect to the subordination of all present and future Liens of RadioShack in an to the Collateral.

			"Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.

		 	"Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National
Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

			"Renewal Date" has the meaning set forth in Section 3.4.

			"Reportable Event" means any of the events described in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

			"Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

			"Revolving Facility Usage" means, as of any date of determination, the sum of the aggregate amount of Advances outstanding.

			"Side Letter Agreement" means that certain side letter agreement, entered into between Borrower and Foothill with respect to the extension of the maturity on conversion of the USCI Unsecured Convertible Notes, in form and substance satisfactory to Foothill.

			"Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

			"Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

			"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

			"Term Loan" has the meaning set forth in Section 2.3.

			"Term Loan Commitment" has the meaning set forth in
Section 2.3.

			"Trademark Security Agreement" means a trademark security agreement, in form and substance satisfactory to Foothill, executed and delivered by Borrower to Foothill with respect to the pledge of all trademarks of Borrower to Foothill.

			"USCI" means USCI, Inc., a Delaware corporation.

			"USCI Senior Unsecured Notes" means those certain senior unsecured fixed rate notes, to be issued by USCI in the approximate aggregate amount of from $150,000,000 to $200,000,000, the terms and of conditions of which are appropriate to instruments of this type and amount and in accordance with those generally available under current market conditions as of the date of issuance.

			"USCI Unsecured Convertible Notes" means those certain unsecured convertible notes in the aggregate original principal amount of $5,500,000 as described on Schedule 5.19.

			"U.S. Communications" means U.S. Communications, Inc., a
Delaware corporation.

			"Voidable Transfer" has the meaning set forth in Section
15.8.

			"Year 2000 Compliant" means, with regard to any Person, that all software in goods produced or sold by, or utilized by and material to the business operations or financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates in and after the Year 2000.

		1.2	Accounting TermsError! Bookmark not defined..  All
accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "USCI" is used in respect of a financial covenant or a related definition, it shall be understood to mean USCI on a consolidated basis unless the context clearly requires otherwise.

		Error! Bookmark not defined.1.3	CodeError! Bookmark not
defined.. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

		Error! Bookmark not defined.1.4	ConstructionError! Bookmark
not defined.. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

		Error! Bookmark not defined.1.5	Schedules and
Exhibits.Error! Bookmark not defined. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

	Error! Bookmark not defined.2.	LOAN AND TERMS OF PAYMENTError! Bookmark
not defined..

		Error! Bookmark not defined.2.1	Revolving Advances.Error!
Bookmark not defined.

			(a)	Subject to the terms and conditions of this
Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Amount less the Letter of Credit Usage, and less the outstanding principal balance of the Term Loans as of such date, or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

				(y)	the lesser of (i) the Applicable Percentage of
Eligible Accounts, less the amount, if any, of the Dilution
Reserve, and (ii) plus the Additional Availability Amount, if any, and (ii) from and after January 1, 1999, an amount equal to
(A) the greater of (1) four times the aggregate amount of
Collections with respect to Accounts for the immediately
preceding 30-day period, and (2) the aggregate amount of
Collections with respect to Accounts for the immediately
preceding 120-day period, less (B) the outstanding principal balance of the Term Loans as of such date, minus

				(z)	the aggregate amount of reserves, if any,
established by Foothill under Section 2.1(b).

			(b)	Anything to the contrary in Section 2.1(a) above
notwithstanding, Foothill may create reserves against or reduce its advance rates based upon Eligible Accounts if it determines that (i) there has occurred a Material Adverse Change, (ii) there exist any excise tax obligations that are past due and unpaid by Borrower; (iii) there exist any accounts payable due from Borrower to any Carrier under any Carrier Agreement that remain unpaid more than 60 days from the invoice date; or (iv) there exist any accounts payable due from Borrower to any retailer in connection with the sale of subscriptions to Borrower's telephone services by such retailer or to a billing service provider in connection with the provision of billing or collection services to Borrower that remain unpaid more than 60 days from the invoice date; provided, however, that in the event that Borrower shall elect to pay any amount due from Borrower to any Carrier that remains unpaid more than 60 days from the invoice date therefor or any amount due to any retailer in connection with the sale of subscriptions to Borrower's telephone services by such retailer or to a billing service provider in connection with the provision of billing or collection services to Borrower and with respect to which Foothill shall have established a reserve pursuant to the foregoing clause, then Foothill shall release the applicable reserve to permit Borrower to make such payment therefrom, provided further, however, that Borrower's failure to make any such payment following the release of any such reserve shall constitute an Event of Default.

			(c)	Foothill shall have no obligation to make Advances
hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Amount.

			(d)	Amounts borrowed pursuant to this Section 2.1 may be
repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

		Error! Bookmark not defined.2.2	Letters of Credit.Error!
Bookmark not defined.

			(a)	Subject to the terms and conditions of this
Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Foothill shall have no obligation to issue a Letter of Credit if any of the following would result:

				(i)   Letter of Credit Usage would exceed the
Borrowing Base less the amount of outstanding Advances; or

				(ii)  Letter of Credit Usage would exceed the lower
of: (x) the Maximum Amount, less the amount of outstanding
Advances, and less the outstanding principal balance of the Term
Loans as of such date; or (y) $5,000,000.

Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion.
 If Foothill is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.

			(b)	Borrower hereby agrees to indemnify, save, defend,
and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank.
Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

			(c)	Borrower hereby authorizes and directs any bank that
issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon
Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application.  Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

			(d)	Any and all charges, commissions, fees, and costs
incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

			(e)	Immediately upon the termination of this Agreement,
Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to 105% of the maximum amount of Foothill's obligations under Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit.  At
Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

			(f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal
Reserve System as from time to time in effect (and any successor thereto):

				(A)	any reserve, deposit, or similar requirement
is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

				(B)	there shall be imposed on the issuing bank or
Foothill any other condition regarding any letter of credit, or Letter of
Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.6(a)(i) or
(c)(i), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

		Error! Bookmark not defined.2.3	Term LoansError! Bookmark
not defined.. Subject to the terms and conditions of this Agreement, Foothill agrees to lend to Borrower a series of non-revolving term loans (each a "Term Loan") in the aggregate original principal amount equal, as of any date of determination, to the lesser of (i) $15,000,000 or (ii) the Maximum Amount, less the Facility Usage (the "Term Loan Commitment").

		Foothill shall make each such Term Loan, subject to Borrower's delivery of written request therefor to Foothill not less than 3 Business
Days prior to the date any such requested Term Loan is to be advanced to Borrower, at such times and, subject to the limitations contained in this
Section 2.3 thereon, in such amounts and for such purposes (as permitted hereby) as Borrower may request in writing. Borrower's request for Foothill's approval of each such Term Loan shall be in the form of Exhibit
2.3 attached hereto, and shall contain information and incorporate supporting documentation with respect to Borrower's Incremental Eligible Cellular Phone Subscribers as of the date of any such request, together with agings of Borrower's accounts payable, satisfactory to Foothill as evidence of Borrower's compliance with each of the conditions to such Term Loan set forth in this Section 2.3. Foothill shall have 3 Business Days following its receipt of each such request and supporting documentation to review
Borrower's request and any such supporting documentation, during which time, Foothill shall be permitted to make reasonable requests for additional information to substantiate the satisfaction of all appropriate conditions for such Term Loan (and any such request shall extend the period during which Foothill may review Borrower's request to the end of the 3rd Business Day following Foothill's receipt of such supplementary information from Borrower). Anything in the foregoing to the contrary notwithstanding, Foothill shall not be required to make more than one such Term Loan in each consecutive 30 day period commencing with the Closing Date. Each such Term Loan shall be in a minimum principal amount of the lesser of (i) $500,000, or
(ii) such lesser amount as is equal to the then unfunded balance of the Term Loan Commitment.

			(a)	The initial Term Loan (the "Initial Term Loan")
shall be available on the Closing Date in an amount of up to the lesser of:

				(i)	$100 times the number of Eligible Cellular
Phone Subscribers as of the Closing Date;

				(ii)	25% of the Orderly Liquidation Value of the
Eligible Cellular Phone Subscribers as of the Closing Date; or

				(iii)	250% of the aggregate amount of all Accounts
of Borrower less the Revolving Facility Usage on the Closing
Date, after giving effect to all Advances made on the Closing
Date.

			(b)	Each subsequent Term Loan shall be in a maximum
principal amount equal to the lesser of:

				(i)	$100 times the number of Incremental Eligible
Cellular Phone Subscribers as of the date of the request for any such subsequent Term Loan;

				(ii)	25% of the Orderly Liquidation Value of the
Incremental Eligible Cellular Phone Subscribers as of the date of the request for any such subsequent Term Loan;

				(iii)	(1) on or before the last day of the sixth
month following the Closing Date, an amount equal to 250% of the aggregate amount of all Accounts of Borrower less the then existing Revolving Facility Usage, (2) commencing on the first day of the seventh month following the Closing Date and ending on the last day of the twelfth month following the Closing Date, an amount equal to 200.0% of the aggregate amount of all Accounts of Borrower less the then existing Revolving Facility
Usage, (3) commencing on the first day of the thirteenth month following the Closing Date and ending on the last day of the twenty fourth month following the Closing Date, an amount equal to 175.0% of the aggregate amount of all Accounts of Borrower less the then existing Revolving Facility Usage, and (4) thereafter, an amount equal to 150.0% of the aggregate amount of all Accounts of Borrower less the then existing Revolving
Facility Usage; or

				(iv)	on and after January 1, 1999, an amount, as of
any date of determination, equal to (A) the greater of (1) four times the aggregate amount of Collections with respect to
Accounts for the immediately preceding 30 day period, and (2)
the aggregate amount of Collections with respect to Accounts for the immediately preceding 120-day period, less (B) the Revolving
Facility Usage plus the Letter of Credit Usage.

			(c)	The obligation of Foothill to make each subsequent
Term Loan shall be subject to the fulfillment, to the satisfaction of Foothill, of each of the following conditions;

				(i)	as of the date for any such subsequent Term
Loan, all Borrower's accounts payable due to any Carrier under any Carrier Agreement shall be paid on or before 60 days from the invoice date;

				(ii)	as of the date of any such subsequent Term
Loan, Borrower shall be in compliance with each of the conditions precedent set forth in Section 3.2 hereof; and

				(iii)	as of the date for any such subsequent Term
Loan, Borrower, or USCI for the benefit of Borrower, shall have received any and all Capital Contributions required pursuant to the provisions of Section 6.17.

			(d)	if at any time the unpaid principal balance of all
outstanding Term Loans as of such date is greater than (i) $100 times the number of Eligible Cellular Phone Subscribers, (ii) 25% of the Orderly
Liquidation Value of the Eligible Cellular Phone Subscribers, (iii) (1) on or before the last day of the sixth month following the Closing Date, an amount equal to 250% of the aggregate amount of all Accounts of Borrower less the then existing Revolving Facility Usage, (2) during the period commencing on the first day of the seventh month following the Closing Date and ending on the last day of the twelfth month following the Closing Date, an amount equal to 200.0% of the aggregate amount of all Accounts of Borrower less the then existing Revolving Facility Usage, (3) during the period commencing on the first day of the thirteenth month following the Closing Date and ending on the last day of the twenty fourth month following the Closing Date, an amount equal to 175.0% of the aggregate amount of all Accounts of Borrower less the then existing Revolving Facility Usage, and (4) from and after the first day of the twenty-fifth month following the Closing Date, an amount equal to 150.0% of the aggregate amount of all Accounts of Borrower less the then existing Revolving Facility Usage, or (iv) on and after January 1, 1999, an amount, as of any date of determination, equal to (A) the greater of (1) four times the aggregate amount Collections with respect to Accounts for the immediately preceding 30 day period, and (2) the aggregate amount of Collections with respect to Accounts for the immediately preceding 120-day period, less (B) the Revolving Facility Usage plus the Letter of Credit
Usage, in each case as determined by periodic appraisals and examinations of the Collateral, as applicable, conducted by Foothill pursuant to the provisions of this Agreement, all such excess amounts shall immediately be repaid in accordance with the provisions of Section 2.5;

			(e)	Foothill shall have no obligation to make any Term
Loan hereunder to the extent that the making thereof would cause the then outstanding amount of Term Loans to exceed the Term Loan Commitment;

			(f)	Each Term Loan shall be repayable in 30 equal
monthly installments of principal, such installments to be payable on the first day of each month commencing with the first day of the first month following the date on which the each such Term Loan is made and continuing on the first day of each succeeding month until and including the date on which the unpaid balance of each such Term Loan is paid in full. The outstanding principal balance and all accrued and unpaid interest under each Term Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. The unpaid principal balance of the Term Loans may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon 30 days prior written notice by Borrower to Foothill, all such prepaid amounts to be applied to the installments due on the Term Loans in the inverse order of their maturity. All amounts borrowed as Term Loans and repaid may not be reborrowed. All amounts outstanding under the Term Loans shall constitute Obligations; and

			(g)	Anything contained in the foregoing Section 2.3 to
the contrary notwithstanding, subject to the satisfaction of the provisions of Section 2.3(c), 2.3(d), 2.3(e) and 2.3(f), to the extent that the Initial
Term Loan or any subsequent Term Loan shall be in an amount less than the maximum amount of such Term Loan permitted under Sections 2.3(a) and 2.3(b), as applicable (the "Unused Term Loan Availability"), then the amount of any such Unused Term Loan Availability net, without any duplication, of any subscriber attrition in the Eligible Subscribers in connection with such Unused Term Loan Availability, may be added to the amount of any subsequent
Term Loan until any such Unused Term Loan Availability is exhausted.

		Error! Bookmark not defined.2.4	[Intentionally
omitted.]Error! Bookmark not defined.

		Error! Bookmark not defined.2.5	OveradvancesError!
Bookmark not defined.. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1, 2.2 and
2.3 is greater than either the Dollar or percentage limitations set forth in Sections 2.1, 2.2 or 2.3 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under Section 2.1 and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit; provided, however, that, anything contained in the foregoing to the contrary notwithstanding, if, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Section 2.3 are greater than the limitations set forth in Section 2.3(d), any such amounts shall be immediately repaid from the proceeds of an Advance under Section
2.1 to the extent such amounts are available thereunder, and to the extent any such amounts are not available thereunder, then such amounts shall constitute an Overadvance and shall be subject to repayment as set forth above.

		Error! Bookmark not defined.2.6	Interest and Letter of
Credit Fees:  Rates, Payments, and Calculations.Error! Bookmark not defined.

			(a)	Interest Rate.  Except as provided in clause (b)
below, (i) all Obligations (except for undrawn Letters of Credit and the Term Loans) shall bear interest at a per annum rate of 1.50 percentage points above the Reference Rate, and (ii) the Term Loans shall bear interest at a per annum rate of 2.50 percentage points above the Reference Rate.

			(b)	Letter of Credit Fee.  Borrower shall pay Foothill a
fee (in addition to the charges, commissions, fees, and costs set forth in
Section 2.2(d)) equal to 1.5% per annum times the aggregate undrawn amount of all outstanding Letters of Credit.

			(c)	Default Rate.  Upon the occurrence and during the
continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit, and the Term Loans) shall bear interest at a per annum rate equal to 3.50 percentage points above the Reference Rate, (ii) the Term Loans shall bear interest at a per annum rate equal to 4.50 percentage points above the Reference Rate, and (iii) the Letter of Credit fee provided in
Section 2.6(b) shall be increased to 3.5% per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

			(d)	Minimum Interest.  In no event shall the rate of
interest chargeable hereunder for any day be less than 7.00% per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

			(e)	Payments.  Interest and Letter of Credit fees
payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when accrued or incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under the Term Loans, or any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

			(f)	Computation.  The Reference Rate as of the date of
this Agreement is 8.50% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

			(g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

		Error! Bookmark not defined.2.7	Collection of AccountsError!
Bookmark not defined.. Borrower shall at all times maintain lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit all Collections in respect thereof to such Lockboxes. Borrower, Foothill, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account, or to Banco Popular so long as all such Collections deposited to Banco Popular are subject to a blocked deposit account agreement satisfactory to Foothill. No Lockbox Agreement or arrangement contemplated thereby or blocked deposit account agreement with Banco Popular shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account or the Banco Popular account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill.

		Error! Bookmark not defined.2.8	Crediting Payments;
Application of CollectionsError! Bookmark not defined.. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for 2 Business Days of `clearance' or `float' at the rate set forth in Section 2.6(a)(i) or Section 2.6(c)(i), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise). This across-the-board 2 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging 2 Business Days of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

		Error! Bookmark not defined.2.9	Designated Account.Error!
Bookmark not defined. Foothill is authorized to make the Advances, the Letters of Credit, and the Term Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances and the Term Loans requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance and the Term Loans requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

		Error! Bookmark not defined.2.10	Maintenance of Loan Account;
Statements of Obligations.Error! Bookmark not defined.  Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account")
on which Borrower will be charged with all Advances, and all Term Loans made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower.
In accordance with Section 2.8, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Lockbox Bank.
 Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements.

		Error! Bookmark not defined.2.11	Fees.Error! Bookmark not
defined.  Borrower shall pay to Foothill the following fees:

			(a)	Closing Fee.  On the Closing Date, a closing fee of
$266,000;

			(b)	Annual Facility Fee.  On each anniversary of the
Closing Date, an annual facility fee in an amount equal to .50% of the Maximum Amount;

			(c)	Success Fee.  Upon the earlier of termination of
this Agreement or the maturity of the Obligations, whether by its terms, by prepayment, by acceleration, or otherwise, a success fee, which shall be fully earned and non-refundable on the Closing Date, in an amount, as of any such date of determination, equal to the greater of (i) $1,000,000, or (ii) an amount equal to the result of (1) the Market Price per share of USCI's
Stock, multiplied by an amount equal to (2) the result of (x) .25% times the number of years (inclusive of one year with respect to each whole year and one year with respect to any fractions thereof) during which any Term Loans were outstanding under this Agreement, times (y) the aggregate number of outstanding shares of USCI's Stock as of such date.

			(d)	Financial Examination, Documentation, and Appraisal
Fees.  Foothill's customary fee of $650 per day per examiner, plus out-of-
pocket expenses for each financial analysis and examination (i.e., audits) of
Borrower performed by personnel employed by Foothill; Foothill's customary appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by
Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the
Collateral; and

			(e)	Servicing Fee.  On the first day of each month
during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $5,000.

	Error! Bookmark not defined.3.	CONDITIONS; TERM OF AGREEMENTError!
Bookmark not defined..

		Error! Bookmark not defined.3.1	Conditions Precedent to the
Initial Advance, Letter of Credit, the Term Loan, and the Initial Term Loan.Error! Bookmark not defined. The obligation of Foothill to make the initial Advance, to issue the initial Letter of Credit, to make the Term Loan, or to make the initial Term Loan is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

			(a)	the Closing Date shall occur on or before June 8,
1998;

			(b)	Foothill shall have received searches reflecting the
filing of its financing statements and fixture filings;

			(c)	Foothill shall have received each of the following
documents, duly executed, and each such document shall be in full force and effect:

				i.	the Lockbox Agreements;

				ii.	the Disbursement Letter;

				iii.	the Copyright Security Agreement;

				iv.	the Trademark Security Agreement;

				v.	the License Agreement;

				vi.	the Side Letter Agreement;

				vii.	the Guaranties;

				viii.	the Guarantor Security Agreements;

				ix.	the Guarantor Stock Pledge Agreement;

				x.	the RadioShack Subordination Agreement; and

				xi.	the Celltech Agreement;

			(d)	Foothill shall have received a certificate from the
Secretary of Borrower attesting to the resolutions of Borrower's Board of
Directors authorizing its execution, delivery, and performance of this
Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

			(e)	Foothill shall have received copies of Borrower's
Governing Documents, as amended, modified, or supplemented to the Closing
Date, certified by the Secretary of Borrower;

			(f)	Foothill shall have received a certificate of status
with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

			(g)	Foothill shall have received certificates of status
with respect to Borrower, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a
Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

			(h)	Foothill shall have received copies of each
Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of the applicable Guarantor;

			(i)	Foothill shall have received a certificate of status
with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such
Guarantor is in good standing in such jurisdiction;

			(j)	Foothill shall have received certificates of status
with respect to each Guarantor, each dated within 15 days of the Closing
Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

			(k)	Foothill shall have received a certificate of
insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

			(l)	Foothill shall have received duly executed
certificates of title with respect to that portion of the Collateral that is subject to certificates of title;

			(m)	Borrower shall have made its best efforts to obtain
and deliver to Foothill such Collateral Access Agreements from Borrower's existing lessors, warehousemen, bailees, and other third persons as Foothill may require;

			(n)	Foothill shall have received an opinion of
Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

			(o)	Foothill shall have received satisfactory evidence
that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including any real property taxes and payroll taxes) have been paid on or prior to the Closing Date;

			(p)	Foothill shall have received satisfactory evidence
that (i) Borrower has entered into and is not in breach of any of the RadioShack Agreements, (ii) Borrower shall have entered into a forbearance agreement with RadioShack, the terms and conditions of which shall be satisfactory to Foothill and its counsel, (iii) Borrower has not received any notice of breach or termination from RadioShack with respect to the RadioShack Agreements, (iv) Borrower has not received any notice from RadioShack of the withdrawal of a material number of RadioShack's store locations from participation in the sales of Borrower's telecommunications services under the terms of the RadioShack Agreements;

			(q)	Foothill and Foothill's counsel shall have been
provided with a true and complete copy of each Carrier Agreement in respect of a Material Carrier (inclusive of any Material Carriers engaged in the carriage of pager traffic in connection with Borrower's provision of pagers services to its customers) and shall have had a reasonable opportunity to review each such Carrier Agreement, and Foothill shall have expressed no objection to the terms of each such Carrier Agreement;

			(r)	Foothill and Foothill's counsel shall have been
provided with a true and complete copy of each agreement previously entered into an presently in effect between Borrower and Celltech, and shall have had a reasonable opportunity to review each such agreement, and Foothill shall have expressed no objection to the terms of each such agreement;

			(s)	Foothill and Foothill's counsel shall have been
provided with a true and complete copy of each other material agreement requested by Foothill from Borrower, and shall have had a reasonable opportunity to review each such agreement, and Foothill shall have expressed no objection to the terms of each such material agreement;

			(t)	Foothill shall have received satisfactory evidence
that Borrower has paid all amounts due under all Borrower's accounts payable due to any Carrier under any Carrier Agreement on or before 60 days from the invoice date;

			(u)	Foothill shall have received satisfactory evidence
that U.S. Communications has assigned all its rights and obligations under the OfficeMax Agreement to Borrower;

			(v)	Foothill shall have received satisfactory evidence
that Ameritel P.R. has assigned all its rights and obligations under the Celulares Agreement to Borrower;

			 (w)	Foothill shall have received and reviewed reference
checks for Key Management of Borrower, the results of which shall be satisfactory to Foothill in its sole discretion;

			(x)	Foothill shall have completed its final pre-closing
examination of Borrower satisfactory to Foothill, including the calculation of Borrower's Availability;

			(y)	Foothill shall have received a true and correct copy
of the CMS Notification Letter, duly executed by Borrower and Cash Management
Services, Inc.

			(z)	on the Closing Date, after giving effect to any
Advances made on such date, any Letters of Credit issued or assumed on such date, and any Term Loans made on such date, Borrower shall have Availability, plus unrestricted cash and cash equivalents, of not less than $2,000,000; and

			(aa)	all other documents and legal matters in connection
with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

		Error! Bookmark not defined.3.2	Conditions Precedent to all
Advances, all Letters of Credit, and all Term Loans.Error! Bookmark not defined. The following shall be conditions precedent to all Advances, all Letters of Credit, and all Term Loans hereunder:

			(a)	the representations and warranties contained in this
Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

			(b)	no Default or Event of Default shall have occurred
and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

			(c)	no injunction, writ, restraining order, or other
order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

		Error! Bookmark not defined.3.3	Condition SubsequentError!
Bookmark not defined.. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

			(a)	within 5 days of the Closing Date, Foothill shall
have received satisfactory evidence of the filing of all documents necessary to consummate the Merger;

			(b)	within 6 days of the Closing Date, Foothill shall
have received satisfactory evidence of Borrower's completion of the registration of all of its copyrightable works and a revised schedule to the Copyright Security Agreement reflecting such registrations, or shall have received satisfactory evidence of the rejection of the copyright registration applications therefore;

			(c)	on or before the date that USCI has any Investment
Property, Foothill shall have received a duly executed and delivered control agreement, satisfactory to Foothill and its counsel with respect to the applicable USCI investment account;

			(d)	within 30 days of the Closing Date, Foothill shall
have received satisfactory evidence of Borrower's creation and implementation of revised form customer agreements to be entered into by Borrower's Eligible Cellular Phone Subscribers containing modifications thereto in form or substance satisfactory to Foothill;

			(e)	within 45 days of the Closing Date, Foothill shall
have received satisfactory evidence of Borrower's execution and delivery of a credit card processing agreement, in form and substance and with a credit card processor satisfactory to Foothill;

			(f)	within 30 days of the Closing Date, deliver to
Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel; and

			(g)	Borrower shall use its best efforts to obtain and
deliver to Foothill a duly executed Carrier Consent Agreement in respect of each of the Material Carriers.

		Error! Bookmark not defined.3.4	Term; Automatic
Renewal.Error! Bookmark not defined. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is 4 years from the Closing Date and automatically shall be renewed for successive 1 year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any 1 year anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

		Error! Bookmark not defined.3.5	Effect of Termination.Error!
Bookmark not defined. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of 1 year.

		Error! Bookmark not defined.3.6	Early Termination by
Borrower.Error! Bookmark not defined.   The provisions of Section 3.4 that
allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including the success fee due under Section 2.11(c) and an amount equal to 105% of the undrawn amount of the Letters of Credit), in full, together with a premium (the "Early Termination Premium") equal to (a) 4.00% of the Maximum Amount the if such termination occurs on or before the first anniversary of the Closing Date, (b) 3.00% of the Maximum Amount the if such termination occurs on or before the second anniversary of the Closing Date, (c) 2.00% of the Maximum Amount the if such termination occurs on or before the third anniversary of the Closing Date, (d) 1.00% of the Maximum Amount if such termination occurs after the third anniversary of the Closing Date; provided, however, that the unpaid principal balance of the Term Loans may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement pursuant to the provisions of Section 2.3(f) so long as this Agreement is not terminated.

		Error! Bookmark not defined.3.7	Termination Upon Event of
Default.Error! Bookmark not defined. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall be deemed included in the Obligations.

	Error! Bookmark not defined.4.	CREATION OF SECURITY INTERESTError!
Bookmark not defined..

		4.1	Grant of Security Interest.Error! Bookmark not defined.
Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

		Error! Bookmark not defined.4.2	Negotiable Collateral. In
the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

		Error! Bookmark not defined.4.3	Collection of Accounts,
General Intangibles, and Negotiable Collateral.Error! Bookmark not defined. At any time, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

		Error! Bookmark not defined.4.4	Delivery of Additional
Documentation Required.Error! Bookmark not defined. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

		4.5	Power of Attorney.Error! Bookmark not defined.  Borrower
hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in
Section 4.4, sign the name of Borrower on any of the documents described in
Section 4.4, (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

		Error! Bookmark not defined.4.6	Right to Inspect.Error!
Bookmark not defined. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; provided, however, that so long as no Event of Default has occurred or is continuing, Foothill shall conduct not more than two such collateral appraisals at Borrower's expense in each calendar year.

	Error! Bookmark not defined.5.	REPRESENTATIONS AND WARRANTIES.Error!
Bookmark not defined.

		In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance, Letter of Credit, or each Term Loan made thereafter, as though made on and as of the date of such Advance, Letter of Credit, or Term Loan (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

		Error! Bookmark not defined.5.1	No Encumbrances.Error!
Bookmark not defined. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

		Error! Bookmark not defined.5.2	Eligible Accounts.Error!
Bookmark not defined. The Eligible Accounts are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Account.

		5.3	[Intentionally Omitted.]

		Error! Bookmark not defined.5.4	EquipmentError! Bookmark not
defined.. All of the Equipment is used or held for use in Borrower's busi-ness and is fit for such purposes.

		Error! Bookmark not defined.5.5	Location of Inventory and
Equipment.Error! Bookmark not defined. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on
Schedule 6.12 or otherwise permitted by Section 6.12.

		Error! Bookmark not defined.5.6	Inventory Records.Error!
Bookmark not defined. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

		Error! Bookmark not defined.5.7	Location of Chief Executive
Office; FEIN.Error! Bookmark not defined. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 58-2032126.

		Error! Bookmark not defined.5.8	Due Organization and
Qualification; Subsidiaries.Error! Bookmark not defined.

			(a)	Borrower is duly organized and existing and in good
standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

			(b)	Set forth on Schedule 5.8, is a complete and
accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

			(c)	Except as set forth on Schedule 5.8, no Stock (or
any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

		Error! Bookmark not defined.5.9	Due Authorization; No
Conflict.Error! Bookmark not defined.

			(a)	The execution, delivery, and performance by Borrower
of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

			(b)	The execution, delivery, and performance by Borrower
of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board)
applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on
Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

			(c)	Other than the filing of appropriate financing
statements, fixture filings, and mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

			(d)	This Agreement and the Loan Documents to which
Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

			(e)	The Liens granted by Borrower to Foothill in and to
its properties and assets pursuant to this Agreement and the other Loan
Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

		Error! Bookmark not defined.5.10	Litigation.Error! Bookmark
not defined. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.10; and (c) matters arising after the date hereof that, if decided adversely to Borrower, reasonably could not be expected to result in a Material Adverse Change.

		Error! Bookmark not defined.5.11	No Material Adverse Change.
Error! Bookmark not defined. All financial statements relating to USCI or any other guarantor of the Obligations that have been delivered by Borrower to
Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present USCI's (or such other guarantor's, as applicable) financial condition as of the date thereof and
USCI's results of operations for the period then ended.  There has not been a
Material Adverse Change with respect to USCI or Borrower (or such other guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

		Error! Bookmark not defined.5.12	Solvency.Error! Bookmark not
defined.  Borrower is Solvent.  No transfer of property is being made by
Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

		5.13	Employee Benefits.Error! Bookmark not defined.  None of
Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13.
 Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change.
None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement.
None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

		Error! Bookmark not defined.5.14	Environmental
Condition.Error! Bookmark not defined. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

		Error! Bookmark not defined.5.15	Brokerage Fees.Error!
Bookmark not defined. No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from Foothill under this Agreement.

		Error! Bookmark not defined.5.16	Compliance with Laws.Error!
Bookmark not defined.

			(a)	Borrower is in compliance, in all material respects,
with all laws and regulations, including the Communications Act, FCC Rules, and those relating to telecommunications, copyright, pollution and environmental control, equal employment opportunity and employee safety, in all jurisdictions in which any Borrower is currently doing business.

			(b)	All Permits are in full force and effect and there
are no pending or threatened complaints, investigations, inquiries or proceedings by or before any Governmental Authority or any actions or events that (i) could result in the revocation, cancellation, adverse modification or non-renewal of any Permit or the imposition of a material fine or forfeiture, or (ii) otherwise result in a Material Adverse Change.

		Error! Bookmark not defined.5.17	Material Carriers.Error!
Bookmark not defined. The Material Carriers collectively account for not less than 85% of the aggregate amount of the Borrowers' volume of telecommunications traffic through Carriers. Each Carrier Agreement in respect of a Material Carrier is in full force and effect and Borrower is not in material default thereunder.

		Error! Bookmark not defined.5.18	Payment of Taxes.Error!
Bookmark not defined. Except for those tax returns and any taxes related thereto as set forth on Schedule 5.18, all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including any real property taxes and payroll taxes), have been paid when due.

		Error! Bookmark not defined.5.19	Special Purpose Holding
Company.Error! Bookmark not defined. USCI does not have any significant liabilities (other than Obligations arising under the Loan Documents to which it is a party, those obligations reflected on Schedule 5.19, those Obligations arising under the guaranty of the obligations of Borrower under the RadioShack Agreement, and, on and after the date of issuance thereof, obligations evidenced by the USCI Senior Unsecured Notes), own any significant assets (other than the capital Stock of Borrower, cash proceeds received from issuances of equity securities, and cash proceeds received from the issuance of the USCI Senior Unsecured Notes), or engage in any other significant activity or business.

		Error! Bookmark not defined.5.20	U.S. Communications.Error!
Bookmark not defined. U.S. Communications does not own any significant assets (after giving effect to all assignments or transfers thereof required hereunder on or before the Closing Date) or have any significant liabilities (other than Obligations arising under the Loan Documents to which it is a party, and on and after the date of the issuance thereof, the guaranty of the obligations of USCI under the USCI Senior Unsecured Notes) other than those assets, and liabilities reflected on Schedule 5.20, and shall not engage in any significant activity or business other than in connection therewith.

		5.21	Inactive Subsidiaries. The Inactive Subsidiaries do not
engage in any significant activity or business, have any significant liabilities, or own any significant assets.

		Error! Bookmark not defined.5.22	Year 2000 Compliance.Error!
Bookmark not defined.

			(a)	On the basis of a comprehensive inventory, review
and assessment currently being undertaken by Borrower of Borrower's computer applications utilized by Borrower or contained in products produced or sold by Borrower, and upon inquiry made of Borrower's material suppliers and vendors (including Celltech and any other billing or collection vendor), Borrower's management is of the considered view that Borrower, its products, and all such suppliers and vendors will be Year 2000 Compliant before March
31, 1999.

			(b)	Borrower (i) has undertaken a detailed inventory,
review and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower or its products to be Year 2000 Compliant on a timely basis, (ii) is developing a detail plan and timeline for becoming Year 2000 Compliant on a timely basis, and (iii) to date, is implementing that plan in accordance with that timetable in all material respects. Borrower reasonably anticipates that it will be Year 2000 Compliant on a timely basis.

	6.	AFFIRMATIVE COVENANTS.Error! Bookmark not defined.

		Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

		Error! Bookmark not defined.6.1	Accounting System.Error!
Bookmark not defined. Maintain a standard and modern system of accounting that enables Borrower and USCI to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Foothill. Borrower and USCI also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

		Error! Bookmark not defined.6.2	Collateral Reporting.Error!
Bookmark not defined. Provide Foothill with the following documents at the following times in form satisfactory to Foothill: (a) on each Business Day, a sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base as of such date, (b) on a weekly basis, and in any event by no later than the last day of each week during the term of this Agreement, (i) a summary of each billing cycles completed during the preceding week, and a listing of any backlogged billing cycles or other backlogged billings, (ii) a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, including detail with respect to each account payable due to each Carrier that has entered into a Carrier Agreement with Borrower, and (iii) a summary of all unbilled subscriber accounts as provided to Borrower by Celltech and any other third Person providing billing or collection services to Borrower, (c) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, (i) a detailed calculation of the Borrowing Base, and (ii) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Foothill, (d) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, (i) a summary of all deactivated subscriber accounts with respect to Borrower's cellular telecommunications services which have been terminated or permitted to lapse during the preceding 30 days, and (ii) a detailed report reflecting the payment of all applicable state and federal excise taxes, and any other state or municipal taxes, due and payable during the preceding month in connection with Borrower's business activities, (e) on each Business Day, notice of all disputes or claims, (f) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips in connection with the Accounts, (g) on a quarterly basis, a detailed list of Borrower's customers, (h) on a monthly basis, a calculation of the Dilution for the prior month; and (i) such other reports as to the Collateral or the financial condition of Borrower or USCI as Foothill may request from time to time.

		Error! Bookmark not defined.6.3	Financial Statements,
Reports, Certificates.Error! Bookmark not defined. Deliver to Foothill: (a) as soon as available, but in any event within 45 days after the end of each month during each of USCI's fiscal years, a company prepared consolidated and consolidating balance sheets, income statements, and statements of cash flow covering USCI's and each of its Subsidiaries operations during such period; and (b) as soon as available, but in any event within 90 days after the end of each of USCI's fiscal years, consolidated and consolidating financial statements of USCI and each of its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited consolidated and consolidating financial statements shall include balance sheets, profit and loss statements, and statements of cash flow for USCI and each such Subsidiary, and, if prepared, such accountants' letter to management. Each such unaudited financial statements prepared on a consolidating shall present USCI, Borrower and each other related Subsidiary of USCI separately, and on a consolidated basis.

			Together with the above, Borrower also shall deliver to Foothill USCI's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and
Form 8-K Current Reports, and any other filings made by USCI with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by USCI to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of USCI or Borrower.

			Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by the chief financial officer of USCI to the effect that:
 (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of USCI and each of its Subsidiaries, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) Borrower is not in default with respect to any of its obligations to any Material Carrier under any Carrier Agreement, or, if Borrower is in such default, specifying the details of each such default, (iv) Borrower is not in default with respect to any of its obligations under any agreement between Borrower and RadioShack, or, if Borrower is in such default, specifying the details of each such default, (v) for each month that also is the date on which the covenant contained in Section 7.20 or an Event of Default in
Section 8.14 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable covenant contained in Section 7.20 and the absence of an Event of Default under each applicable Event of Default in Section 8.14, and (vi) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), (iii), (iv), or (v) to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

			In addition to the financial statements required to be delivered as set forth above, not later than 90 days prior to the end of USCI's fiscal year ending December 31, 1999, and not later than 90 days prior to the end of each fiscal year end of USCI occurring thereafter, Borrower shall deliver to Foothill consolidated and consolidating financial projections (including projected income statements, balance sheets and statements of cash flow, all projected on a monthly basis for the succeeding fiscal year and on an annual basis for each fiscal year thereafter until the termination of this Agreement and in each case prepared on a consolidated and a stand-alone basis), for USCI and each of its Subsidiaries (including Borrower and any other Guarantors), in each case, in form, substance (including the amount, and required timing, of any projected capital contributions) and detail satisfactory to Foothill in its sole and absolute discretion; all such financial projections shall be reasonable, and shall be certified by the chief financial officer of Borrower as having been prepared
(1) in accordance with GAAP as and to the extent applicable to the preparation and presentation of financial projections, (2) on a good faith, best estimate basis, and (3) on the basis of assumptions believed by USCI and Borrower to be reasonable at the time made, and (4) on the basis of the best information then available to USCI and Borrower at the time made.

			Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning USCI and Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of USCI's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding USCI and Borrower's business affairs and financial conditions.

		Error! Bookmark not defined.6.4	Tax Returns.Error! Bookmark
not defined. Deliver to Foothill copies of each of Borrower's federal income tax returns filed after the Closing Date, and any amendments thereto, within
30 days of the filing thereof with the Internal Revenue Service.   Deliver
satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (a) Borrower conducts business or is required to pay any such excise tax, (b) where Borrower's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower, or
(c) where Borrower's failure to pay any such applicable excise tax would otherwise constitute a Material Adverse Change.

		Error! Bookmark not defined.6.5	Guarantor Reports.Error!
Bookmark not defined. Cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

		6.6	Returns.Error! Bookmark not defined.  Cause returns and
allowances, if any, as between Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.
If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor.

		Error! Bookmark not defined.6.7	Title to Equipment.Error!
Bookmark not defined. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

		Error! Bookmark not defined.6.8	Maintenance of
Equipment.Error! Bookmark not defined. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

		Error! Bookmark not defined.6.9	Taxes.Error! Bookmark not
defined. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

		Error! Bookmark not defined.6.10	Insurance.Error! Bookmark
not defined.

			(a)	At its expense, keep the Collateral insured against
loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses.  Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

			(b)	All such policies of insurance shall be in such
form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All hazard insurance and such other insurance as Foothill shall specify, shall contain a Form 438BFU (NS) endorsement, or an equivalent endorsement satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

			(c)	Original policies or certificates thereof
satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance, and Foothill shall have the right to adjust any loss. Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

			(d)	Borrower shall not take out separate insurance
concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard 438BFU
(NS) endorsement, or its local equivalent. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

		Error! Bookmark not defined.6.11	No Setoffs or
Counterclaims.Error! Bookmark not defined. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

		Error! Bookmark not defined.6.12	Location of Inventory and
Equipment.Error! Bookmark not defined. Keep the Inventory and Equipment only at the locations identified on Schedule 6.12; provided, however, that Borrower may amend Schedule 6.12 so long as such amendment occurs by written notice to Foothill not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement.

		6.13	Compliance with Laws.Error! Bookmark not defined.  Comply
with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Communications Act, FCC Rules, and those relating to telecommunications, the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

		Error! Bookmark not defined.6.14	Employee Benefits.Error!
Bookmark not defined.

			(a)	Cause to be delivered to Foothill, each of the
following: (i) promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC.
Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

			(b)	Cause to be delivered to Foothill, upon Foothill's
request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

		Error! Bookmark not defined.6.15	Leases.Error! Bookmark not
defined. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

		6.16	Brokerage Commissions. Error! Bookmark not defined. Pay
any and all brokerage commission or finders fees incurred by in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement.

		Error! Bookmark not defined.6.17	Capital ContributionsError!
Bookmark not defined..

			(a)	Obtain new equity capital contributions, or USCI
shall obtain new equity capital contributions for the benefit of Borrower and USCI shall contribute or invest the entire amount thereof in Borrower, under terms and conditions satisfactory to Foothill, on or before September 30, 1998, in an aggregate amount equal to or greater than of $5,000,000, plus, on or before December 31, 1998, in an aggregate amount equal to or greater than $8,000,000;

			(b)	thereafter, in an amount equal to or greater than
the amount, if any, of all capital contributions projected to be received by USCI or Borrower in Borrower's most recent Business Plan as submitted to Foothill by Borrower pursuant to the provisions of Section 6.3 hereof (collectively, with the amount set forth in paragraph (a) above, "Capital Contributions"); and

			(c)	anything contained in the foregoing to the contrary
notwithstanding, the aggregate amount of Capital Contributions required to be received by Borrower under this Section 6.17 shall be measured on an aggregate basis, such that, as of any date of determination, the aggregate amount of Capital Contributions received on or after the Closing Date in excess of the aggregate amounts of Capital Contributions required under paragraphs (a) and (b) hereof, and that are received on or before the required date for the receipt therefor under paragraphs (a) and (b) hereof, shall reduce the remaining required amount of any Capital Contributions required thereunder by the amount of any such excess.

		6.18	Maintenance of Billing CyclesError! Bookmark not defined..
 Prepare or cause to be prepared and submit billing statements to all applicable Account Debtors under each of Borrower's billing cycles within 20 calendar days following the closing date of each such billing cycle.

		Error! Bookmark not defined.6.19	PayablesError! Bookmark not
defined..  (a) Pay, on or before 60 days from the invoice date, all amounts due under all accounts payable due to any Carrier arising out of any Carrier
Agreement between such Carrier and Borrower; and

			(b)	pay, on or before 60 days from the invoice date, all
amounts due under all accounts payable due to any retailer in connection with the sale of Subscriptions to Borrower's telephone services by such retailer or to a billing service provider in connection with the provision of billing or collection services to Borrower.

		Error! Bookmark not defined.6.20	Carrier Agreements, and
Other Agreements.Error! Bookmark not defined. From time to time, if and as requested by Foothill, Borrower shall deliver to Foothill copies of all Carrier Agreements, and/or other material agreements in effect between such Borrower, on the one hand, and a Carrier or other Person, on the other hand.

		Error! Bookmark not defined.6.21	Year 2000 Compliance.Error!
Bookmark not defined.  Borrower, Celltech, and any other billing or collection service provider will be Year 2000 Compliant by March 31, 1999.

		Error! Bookmark not defined.6.22	Collateral Access
AgreementsError! Bookmark not defined.. On or before the date that (a) Borrower enters into a renewal or extension of its existing lease agreement with the existing lessor of Borrower's chief executive office, or (b) Borrower's enters into a lease agreement with a new lessor in connection with the relocation of Borrower's chief executive office, Borrower shall obtain and deliver to Foothill a Collateral Access Agreement with respect to Borrower's Chief Executive Office from the Borrower's lessor, in form and substance satisfactory to Foothill.

	Error! Bookmark not defined.7.	NEGATIVE COVENANTS.Error! Bookmark not
defined.

		Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

		Error! Bookmark not defined.7.1	Indebtedness.Error! Bookmark
not defined. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

			(a)	Indebtedness of Borrower, owed to USCI or any
Subsidiary of USCI, so long as any such Indebtedness is subordinated to Borrower's Obligations to Foothill on terms and conditions satisfactory to Foothill;

			(b)	Indebtedness evidenced by this Agreement, together
with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

			(c)	Indebtedness set forth in Schedule 7.1;

			(d)	Indebtedness secured by Permitted Liens;

			(e)	Indebtedness to RadioShack subject to the provisions
of the RadioShack Agreements;

			(f)	Indebtedness permitted under Section 7.6 hereof; and

			(g)	refinancings, renewals, or extensions of
Indebtedness permitted under clauses (c) and (d) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended,
(iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

		7.2	Liens.Error! Bookmark not defined.  Create, incur, assume,
or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(c) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

		Error! Bookmark not defined.7.3	Restrictions on Fundamental
Changes.Error! Bookmark not defined. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets provided, however, that Borrower may consummate the Merger.

		Error! Bookmark not defined.7.4	Disposal of Assets.Error!
Bookmark not defined. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted.

		Error! Bookmark not defined.7.5	Change Name.Error! Bookmark
not defined. Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name.

		Error! Bookmark not defined.7.6	Guarantee.Error! Bookmark
not defined. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (a) by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill, and (b) for a guaranty of payment with respect to the obligations of USCI under the USCI Senior Unsecured Notes.

		Error! Bookmark not defined.7.7	Nature of Business.Error!
Bookmark not defined. Make any change in the principal nature of Borrower's business.

		7.8	Prepayments and Amendments.Error! Bookmark not defined.

			(a)	Except in connection with a refinancing permitted by
Section 7.1(g), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the
Obligations in accordance with this Agreement, and

			(b)	Directly or indirectly, amend, modify, alter,
increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(c), (d), or (e).

		Error! Bookmark not defined.7.9	Change of Control.Error!
Bookmark not defined. Without Foothill's consent, which consent shall not be unreasonably withheld, cause, permit, or suffer, directly or indirectly, any Change of Control.

		Error! Bookmark not defined.7.10	Consignments.Error! Bookmark
not defined.  Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

		7.11	Distributions.Error! Bookmark not defined.  Make any
distribution or declare or pay any dividends (in cash or other property, other than Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding, except, so long as no Default or Event of Default has occurred or is continuing at the time of such payment or would result therefrom, Borrower may declare and pay dividends or other distributions in cash to USCI to make payment of (a) USCI's and its other Subsidiaries' general and administrative operating expenses, incurred in the ordinary course of business of USCI or such other Subsidiary, conducted in the manner in effect as of the Closing Date, (b) federal, state, local, and foreign taxes and other assessments of a similar nature (whether imposed directly or through withholding) then due and owing, in each case, as determined in good faith by the Board of Directors of Borrower and solely to the extent arising from or directly related to USCI's ownership interest in Borrower, if and so long as USCI promptly uses the proceeds of such dividends or other distributions solely to satisfy such obligations and (c) from and after the date on which USCI's payment of interest on the USCI Senior Unsecured Notes shall have exhausted any interest reserves established in connection with the USCI Senior Unsecured Notes and so long as the remaining proceeds of the USCI Senior Unsecured Notes have been contributed to Borrower by USCI, regularly scheduled interest payments (but in no event any principal payment) in accordance with the terms and conditions of the USCI Senior Unsecured Notes; provided, however, that anything in the foregoing to the contrary, Borrower shall not declare or pay any dividends or other distributions in cash to USCI which are directly or indirectly used to make any payment of interest or principal under the USCI Unsecured Convertible Notes.

		Error! Bookmark not defined.7.12	Accounting Methods.Error!
Bookmark not defined. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or USCI and Borrower's financial condition.
Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

		7.13	Investments.Error! Bookmark not defined.  Directly or
indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person; provided, however, so long as no Default or Event of Default has occurred or is continuing at the time of such payment or would result therefrom, Borrower may make loans to or make other investments in USCI to make payment of (a) USCI's and its other Subsidiaries' general and administrative operating expenses, incurred in the ordinary course of business of USCI or such other Subsidiary, conducted in the manner in effect as of the Closing Date, (b) federal, state, local, and foreign taxes and other assessments of a similar nature (whether imposed directly or through withholding) then due and owing, in each case, as determined in good faith by the Board of Directors of Borrower and solely to the extent arising from or directly related to USCI's ownership interest in Borrower, if and so long as USCI promptly uses the proceeds of such loans or investments solely to satisfy such obligations and (c) from and after the date on which USCI's payment of interest on the USCI Senior Unsecured Notes shall have exhausted any interest reserve established in connection with the USCI Senior Unsecured Notes, and so long as the remaining proceeds of the USCI Senior Unsecured Notes have been contributed to Borrower by USCI, loans to USCI equal to the regularly scheduled interest payments (but in no event any principal payment) in accordance with the terms and conditions of the USCI Senior Unsecured Notes; provided, however, that anything in the foregoing to the contrary, Borrower shall not make any loans or other investments in USCI which are directly or indirectly used to make any payment of interest or principal under the USCI Unsecured Convertible Notes. In the event that Borrower shall make any such loan or other investment in USCI, Borrower shall deliver to Foothill within 30 days of the making of any such loan or other investment, all original notes, instruments, or other documents evidencing any such loans or investments entered into by USCI in favor of Borrower.

		Error! Bookmark not defined.7.14	Transactions with
Affiliates.Error! Bookmark not defined. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

		Error! Bookmark not defined.7.15	Suspension.Error! Bookmark
not defined.  Suspend or go out of a substantial portion of its business.

		Error! Bookmark not defined.7.16	[Intentionally
Omitted.]Error! Bookmark not defined.

		Error! Bookmark not defined.7.17	Use of Proceeds.Error!
Bookmark not defined. Use the proceeds of the Advances and the Initial Term Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay up to $3,000,000 of existing indebtedness to RadioShack in connection with Borrower's unpaid accounts payable to RadioShack, (ii) to repay in full the amount, of all delinquent taxes payable reflected on
Schedule 5.18, (iii) to repay up to $225,000 due and payable to Celltech in connection with the Celltech Agreement, and (iv) to pay transactional costs and expenses incurred in connection with this Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

		Error! Bookmark not defined.7.18	Change in Location of Chief
Executive Office; Inventory and Equipment with Bailees.Error! Bookmark not defined.  Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected
Foothill's security interests and also provides to Foothill a Collateral
Access Agreement with respect to such new location.  The Inventory and
Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

		7.19	No Prohibited Transactions Under ERISAError! Bookmark not
defined..  Directly or indirectly:

			(a)	engage, or permit any Subsidiary of Borrower to
engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

			(b)	permit to exist with respect to any Benefit Plan any
accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

			(c)	fail, or permit any Subsidiary of Borrower to fail,
to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

			(d)	terminate, or permit any Subsidiary of Borrower to
terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

			(e)	fail, or permit any Subsidiary of Borrower to fail,
to make any required contribution or payment to any Multiemployer Plan;

			(f)	fail, or permit any Subsidiary of Borrower to fail,
to pay any required installment or any other payment required under
Section 412 of the IRC on or before the due date for such installment or other payment;

			(g)	amend, or permit any Subsidiary of Borrower to
amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under
Section 401(a)(29) of the IRC; or

	 		(h)	withdraw, or permit any Subsidiary of Borrower to
withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $25,000.

		Error! Bookmark not defined.7.20	Maximum Eligible Cellular
Phone Subscriber Attrition.Error! Bookmark not defined. Fail to maintain aggregate attrition of Eligible Cellular Phone Subscribers, measured on a trailing 12 month basis as of the last day of each calendar month, equal to or less than 2.5% of the sum of (a) the aggregate number of Eligible Cellular Phone Subscribers in existence as of the first day of the calendar month commencing 12 months prior to any such date of determination, plus (b) the sum of all new Eligible Cellular Phone Subscribers enrolled during the subsequent 12 calendar month period ending immediately prior to any such date of determination.

		Error! Bookmark not defined.7.21	Conduct of Business.Error!
Bookmark not defined. Engage in, and Borrower shall cause each of its Subsidiaries not to engage in, any business other than other than the business currently conducted by Borrower or such Subsidiary as of the Closing
Date and other lines of business reasonably incidental or related thereto; provided, however, that Borrower shall not permit any material increase in or resumption of any business activities related to Borrower's acting as an activation and processing agent for third party sellers of cellular and paging telecommunications services.

		Error! Bookmark not defined.7.22	Contracts with Carriers or
Other PersonsError! Bookmark not defined.. Enter into any new contractual arrangements with Carriers or other Persons, or materially amend, modify, or extend existing contractual arrangements with Carriers or other Persons, if the effect would be to prohibit Foothill from having a Lien on the rights of Borrower thereunder, to prohibit disclosure of the terms thereof to Foothill, to grant a Lien to the Carrier or such other Person on any of the Collateral, to authorize any Carrier or such other Person to withhold delivery of call transaction record tapes other than after the occurrence of a default under the relevant agreement, or to authorize any Carrier or such other Person to contact or directly bill customers of such Borrower with respect to services provided by such Carrier or such other Person to Borrower.

		Error! Bookmark not defined.7.23	Modification of Customer
AgreementError! Bookmark not defined.. Make any material modification to or change in Borrower's existing form agreement entered into with each of Borrower's existing and prospective Eligible Cellular Phone Subscribers, or any agreement with any other retailer in connection with the sale of subscriptions to Borrower's telecommunications services that would have the effect of limiting or prohibiting the ability of Borrower or Foothill to assign the rights of Borrower under any such subscriber agreement, or any other agreement with any other retailer in connection with the sale of subscriptions to Borrower's telecommunications services, that reasonably could be expected to have or result in a material adverse impact on the rights of Foothill in the Collateral or in each such agreement, or that reasonably could be expected to result in a Material Adverse Change.

	Error! Bookmark not defined.8.	EVENTS OF DEFAULT.Error! Bookmark not
defined.

		Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

		8.1	If Borrower fails to pay when due and payable or when
declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

		8.2	If Borrower fails to perform, keep, or observe, in any
material respect, any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill;

		8.3	If there is a Material Adverse Change;

		8.4	If any material portion of Borrower's properties or assets
is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

		8.5	If an Insolvency Proceeding is commenced by Borrower;

		8.6	If an Insolvency Proceeding is commenced against Borrower
and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obliga-tion to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or
(e) an order for relief shall have been issued or entered therein;

		8.7	If Borrower is enjoined, restrained, or in any way
prevented by court order from continuing to conduct all or any material part of its business affairs;

		8.8	If a notice of Lien, levy, or assessment is filed of
record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

		8.9	If a judgment or other claim becomes a Lien or encumbrance
upon any material portion of Borrower's properties or assets;

		8.10	(a)	If there is a default in any agreement with
RadioShack, including the RadioShack Agreements; or

			(b)	If, other than in connection with any Permitted
Celltech Dispute, there is a default in any agreement with Celltech; or

			(c)	If (i) Borrower shall fail to pay all amounts due
under all Borrower's accounts payable due to any Carrier under any Carrier Agreement on or before 60 days from the invoice date therefor, or (ii) there occurs any other default under any Carrier Agreement with any Carrier; or

			(d)	If Borrower shall fail to pay all amounts due under
all Borrower's accounts payable due to any other third Person in connection with the sale of subscriptions to Borrower's telecommunication services by such third Person; or

			(e)	If there is a default in any material agreement to
which Borrower is a party with one or more third Persons and such default results in a right by such third Person(s), irrespective of whether exercised, to terminate any such agreement, or otherwise results in or reasonably could be expected to result in a Material Adverse Change;

		8.11	If Borrower makes any payment on account of Indebtedness
that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

		8.12	If any misstatement or misrepresentation exists now or
hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

		8.13	If the obligation of any guarantor under its guaranty or
other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding.

		8.14	(a)	USCI shall fail to maintain working capital, equal
to Consolidated Current Assets minus Consolidated Current Liabilities, of less than the amount set forth below as of the end of the applicable period set forth below, measured on a fiscal quarter-end basis;

Error! Bookmark not defined.       AS OF THE
FISCAL QUARTER ENDED	MINIMUM CONSOLIDATED WORKING CAPITAL
June 30, 1998	<12,190,000>
September 30, 1998	<13,525,000>
December 31, 1998	<16,501,000>
March 31, 1999	<14,299,000>
June 30, 1999	<13,914,000>
September 30, 1999	<13,153,000>
December 31, 1999	<16,253,000>


			(b)	USCI shall fail to maintain Consolidated Tangible
Net Worth in an amount equal to or greater than the amount set forth below as of the end of the applicable period set forth below, measured on a fiscal quarter-end basis; and

Error! Bookmark not defined.        AS OF THE
FISCAL QUARTER ENDED  MINIMUM CONSOLIDATED TANGIBLE NET WORTH
June 30, 1998	<9,742,000>
September 30, 1998	<11,197,000>
December 31, 1998	<14,154,000>
March 31, 1999	<10,539,000>
June 30, 1999	<10,094,000>
September 30, 1999	<9,368,000>
December 31, 1999	<12,503,000>


			(c)	USCI shall fail to maintain Consolidated Pre-
Acquisition EBITDA in an amount equal to or greater than the amount set forth below for the applicable period set forth below, measured on a fiscal quarter-end basis.

Error! Bookmark not defined. THREE MONTHS ENDED
	MINIMUM CONSOLIDATED PRE-
	ACQUISITION EBITDA
June 30, 1998	<436,000>
September 30, 1998	97,000
December 31, 1998	575,000
March 31, 1999	2,207,000
June 30, 1999	2,955,000
September 30, 1999	3,581,000
December 31, 1999	4,128,000


			Anything contained in the foregoing Section 8.14 to the contrary notwithstanding, (i) upon receipt of each supplement to the Business Plan submitted to Foothill with respect to USCI's fiscal year ending December 31, 2000 in accordance with the provisions of Section 6.3, (ii) with respect to each fiscal year of USCI occurring thereafter, and (iii) with respect to any revisions to the Business Plan submitted to Foothill in connection with the issuance of the USCI Senior Unsecured Notes, Borrower and Foothill shall negotiate in good faith to determine revised levels of minimum working capital, minimum Consolidated Tangible Net Worth, and minimum Consolidated Pre-Acquisition EBITDA, (collectively "Financial Ratios") as of the end of each fiscal quarter covered by such financial projections, and, in the event that the Borrower and Foothill are unable to agree upon revised Financial Ratios on before the date that is 30 days after the date that Foothill has received such projections, the respective Financial Ratios as of the end of each fiscal quarter of each of USCI's fiscal years, commencing with USCI's fiscal year ending December 31, 2000, shall be increased in each case to an amount to be determined by Foothill in its reasonable credit judgment, based on Foothill's methodology with respect to the establishment of the Financial Ratios for the prior fiscal year.

		8.15	USCI shall make Consolidated Capital Expenditures (a) for
the period from and after the Closing Date through the end of USCI's fiscal year ending December 31, 1998, in excess of $1,300,000, and (b) for USCI's fiscal year ending December 1, 1999, in excess of $2,500,000.

	Error! Bookmark not defined.9.	FOOTHILL'S RIGHTS AND REMEDIES.Error!
Bookmark not defined.

		9.1	Rights and Remedies.Error! Bookmark not defined.  Upon the
occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

			(a)	Declare all Obligations, whether evidenced by this
Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

			(b)	Cease advancing money or extending credit to or for
the benefit of Borrower under this Agreement, under any of the Loan
Documents, or under any other agreement between Borrower and Foothill;

			(c)	Terminate this Agreement and any of the other Loan
Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

			(d)	Settle or adjust disputes and claims directly with
Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

			(e)	Cause Borrower to hold all returned Inventory in
trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

			(f)	Without notice to or demand upon Borrower or any
guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral.
 Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate.
Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

			(g)	Without notice to Borrower (such notice being
expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

			(h)	Hold, as cash collateral, any and all balances and
deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, sufficient to secure the full and final repayment of all of the Obligations;

			(i)	Ship, reclaim, recover, store, finish, maintain,
repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

			(j)	Sell the Collateral at either a public or private
sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

			(k)	Foothill shall give notice of the disposition of the
Collateral as follows:

				(1)	Foothill shall give Borrower and each holder
of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

				(2)	The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in Section 12, at least 5 days before the date fixed for the sale, or at least 5 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the
Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market.  Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

				(3)	If the sale is to be a public sale, Foothill
also shall give notice of the time and place by publishing a notice one time at least 5 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

			(l)	Foothill may credit bid and purchase at any public
sale; and

			(m)	Any deficiency that exists after disposition of the
Collateral as provided above will be paid immediately by Borrower.  Any excess will be returned, without interest and subject to the rights of third
Persons, by Foothill to Borrower.

		Error! Bookmark not defined.9.2	Remedies Cumulative.Error!
Bookmark not defined. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

	Error! Bookmark not defined.10.	TAXES AND EXPENSESError! Bookmark
not defined..

		If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

	Error! Bookmark not defined.11.	WAIVERS; INDEMNIFICATIONError!
Bookmark not defined..

		Error! Bookmark not defined.11.1	Demand; Protest; etc.Error!
Bookmark not defined.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

		Error! Bookmark not defined.11.2	Foothill's Liability for
Collateral.Error! Bookmark not defined. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

		Error! Bookmark not defined.11.3	Indemnification.Error!
Bookmark not defined. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

	12.	NOTICESError! Bookmark not defined..

		Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

	If to Borrower:		AMERITEL COMMUNICATIONS, INC.
					6115A Jimmy Carter Blvd.,
					Norcross, GA 30071
					Attn: Mr. Robert Kostrinsky
					Fax No. (770) 840-0905

	with copies to:		THE LAW OFFICE OF LEONARD R. GLASS
					45 Central Avenue
					Tenafly, New Jersey  07670
					Attn:  Leonard R. Glass, Esq.
					Fax No. (201) 894-1718

	If to Foothill:		FOOTHILL CAPITAL CORPORATION
					11111 Santa Monica Boulevard
					Suite 1500
					Los Angeles, California 90025-3333
					Attn:  Business Finance Division Manager
					Fax No. (310) 478-9788

	with copies to:		BROBECK, PHLEGER & HARRISON LLP

					550 South Hope Street

					Los Angeles, California 90071

					Attn:  John Francis Hilson, Esq.
					Fax No. (213) 745-3345


		The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section
12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

	13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.Error! Bookmark not
defined.

		THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

	14.	DESTRUCTION OF BORROWER'S DOCUMENTSError! Bookmark not defined..

		All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill 4 months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

	Error! Bookmark not defined.15.	GENERAL PROVISIONSError! Bookmark
not defined..

		Error! Bookmark not defined.15.1	Effectiveness.Error!
Bookmark not defined. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

		Error! Bookmark not defined.15.2	Successors and
Assigns.Error! Bookmark not defined. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

		Error! Bookmark not defined.15.3	Section Headings.Error!
Bookmark not defined. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire
Agreement.

		15.4	Interpretation.Error! Bookmark not defined.  Neither this
Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

		Error! Bookmark not defined.15.5	Severability of
Provisions.Error! Bookmark not defined. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

		Error! Bookmark not defined.15.6	Amendments in Writing.Error!
Bookmark not defined.  This Agreement can only be amended by a writing signed by both Foothill and Borrower.

		15.7	Counterparts; Telefacsimile Execution.Error! Bookmark not
defined. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.
 Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

		Error! Bookmark not defined.15.8	Revival and Reinstatement of
Obligations.Error! Bookmark not defined.  If the incurrence or payment of the
Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors'
rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if
Foothill is required to repay or restore, in whole or in part, any such
Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that
Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

		Error! Bookmark not defined.15.9	Integration.Error! Bookmark
not defined.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

		Error! Bookmark not defined.15.10	ConfidentialityError!
Bookmark not defined.. Foothill, and each Participant agree to keep all material, non-public information regarding USCI, Borrower and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that in any event Foothill and each Participant may make disclosures
(a) to counsel for and other advisors, accountants, and auditors to Foothill and each such Participant, (b) reasonably required by any bona fide potential or actual assignee, transferee, or Participant in connection with any contemplated or actual assignment or transfer by Foothill of an interest herein or any participation interest in Foothill's rights hereunder, (c) of information that has become public by disclosures made by Persons other than Foothill, its affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order.


		IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date hereinabove first written:


					AMERITEL COMMUNICATIONS, INC.,
					a Delaware corporation
					/s/ [authorized officer]

					FOOTHILL CAPITAL CORPORATION,
					a California corporation
					/s/ [authorized officer]